Blue Ridge Bankshares, Inc. Announces First Quarter 2021 Earnings
and Update to 2021 Paycheck Protection Program

Charlottesville, Va., April 29, 2021 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank and VCB Financial Group, Inc., announced today unaudited first quarter 2021 net income of $4.2 million, or $0.28 earnings per common share, compared to $5.6 million, or $0.65 earnings per common share, for the fourth quarter of 2020, and $832 thousand, or $0.10 earnings per common share, for the first quarter of 2020. Earnings per common share for all periods presented is reflective of the three-for-two stock split effective April 30, 2021, as announced by the Company on March 17, 2021.

As previously announced, on January 31, 2021, the Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank (collectively, the “Bay Banks Merger”).  Earnings for the first quarter of 2021 include the earnings of Bay Banks from the effective date of the merger.  Earnings for the first quarter of 2021 and fourth quarter of 2020 include approximately $9.0 million and $662 thousand, respectively, in expenses related to the Bay Banks Merger, and earnings for the first quarter of 2020 include approximately $269 thousand in expenses related to the Company’s December 2019 merger with Virginia Community Bankshares, Inc.

In March of 2021, the Company announced a three-for-two stock split to be effected in the form of a 50% dividend on its common stock outstanding, payable on April 30, 2021, to shareholders of record on April 20, 2021, with cash paid in lieu of fractional shares. Additionally, in March of 2021, the Company declared a dividend of $0.15 per common share, payable on April 30, 2021 to shareholders of record on April 20, 2021, on a pre-split basis.

The Company also announced today that through April 26, 2021 it had processed over 9,700 loan applications for a total of approximately $642 million of Paycheck Protection Program (“PPP”) loans pursuant to the Economic Aid Act, passed at the end of December 2020 (“PPP 2”).  Of these applications, nearly 7,000 loans for approximately $480 million had been approved by the U.S. Small Business Administration (“SBA”), as of this date.  In addition, through an unaffiliated partnership, the Company has funded approximately $200 million of PPP 2 loans through April 26, 2021.  PPP 2 loans, including those funded through this partnership, are expected to result in over $35 million of net processing fees for the Company.  The loans, if not forgiven, have a five-year term and a stated interest rate of 1%.

“Our team had an incredibly successful and productive first quarter,” said Brian K. Plum, President and Chief Executive Officer.  “We welcomed new team members and customers with the consummation of the Bay Banks merger, we continued to pour an incredible amount of energy into assisting small businesses with the Paycheck Protection Program, and we remained busy with mortgage volumes and assisting homebuyers in a very competitive market.”

“The last twelve months in our nation and across the world have been a whirlwind of emotions, volatility, and uncertainty,” Plum added.  “We are fortunate to have a team which remains steadfastly and passionately committed to the growth and success of each other, our customers, and our communities, and their efforts allowed us to have an outsized positive impact at the time we were needed most.”

Paycheck Protection Program

In 2020, the Company funded over 2,400 PPP loans reaching a peak of approximately $363.0 million, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“PPP 1”). Net processing fees earned by the Company for PPP 1 loans were approximately $11.5 million, of which $7.9 million in net fees were recognized in 2020.  Additionally, in 2020, Bay Banks funded approximately 700 loans for approximately $56.8 million pursuant to PPP 1 and earned approximately $2.4 million in processing fees, all of which had been recognized prior to or accelerated due to the Bay Banks Merger.  The Company is working with PPP 1 borrowers through the forgiveness phase of the program, and as of March 31, 2021, $261.0 million of PPP 1 loans were outstanding, including those acquired in the Bay Banks Merger.  Processing fees from PPP 1 in the amount of $2.2 million were recognized as interest income in the first quarter of 2021.  PPP 1 processing fees are being recognized over the expected life of the loans, which was approximately 1.5 years.

Through March 31, 2021, the Company had funded over 3,800 PPP 2 loans for approximately $348.0 million.  Processing fees from PPP 2 received, net of costs, in the first quarter of 2021 were $11.2 million, of which $1.1 million were recognized as interest income in the first quarter of 2021.  Net processing fees for PPP 2 loans are being recognized over the expected life of these loans, which is one to three years depending on the loan balance.

PPP loans are primarily funded using the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”).  The PPPLF provides funding for the full amount and term of the PPP loans and has a fixed cost of 0.35%. PPP loans do not count toward bank regulatory capital ratios.

Fintech Business

The Company’s efforts to partner with fintech providers began gaining critical mass in 2020 and continues in 2021.  The Company’s fintech business ended the first quarter of 2021 with four active partnerships, including Upgrade, Meritize, Flexible Finance, and Kashable, and six emerging partnerships, including Unit, Increase, Jaris, Aeldra, Grow Credit, and MentorWorks.  Fintech relationships have resulted in approximately $57.3 million in related deposits on the balance sheet as of March 31, 2021.

COVID-19 Update

In response to COVID-19, during 2020, the Company approved over 550 loan deferrals for a total of $110.6 million.  In addition, during 2020, Bay Banks approved nearly 400 loan deferrals for approximately $160.0 million.  Most of these loans are now past the deferment period and are back on normal payment schedules, and as of March 31, 2021, 30 loans were in deferment for a total of approximately $31.0 million.  Stimulus relief and the COVID-19 vaccine will hopefully lessen the continued hardships that consumers and businesses have faced up until now, but uncertainty remains as to the impact to be absorbed by the Company.  The Company is closely monitoring its past due loan portfolio and proactively staying in touch with borrowers, especially as it relates to high-risk industries.

Balance Sheet

The Company reported total assets of $3.17 billion at March 31, 2020, an increase of $1.67 billion from $1.50 billion at December 31, 2020. The increase in total assets was primarily due to the Bay Banks Merger, which increased assets by $1.22 billion at the effective date of the merger, and higher balances of PPP loans, which increased to $597.6 million at March 31, 2021 from $288.5 million at December 31,

2020. Of the increase in total assets due to the Bay Banks Merger, $1.03 billion were related to loans held for investment.  The preliminary purchase accounting adjustment (discount) to record the Bay Banks loan portfolio at estimated fair value as of January 31, 2021 was $17.9 million, or 1.70%, of the pre-adjusted portfolio balance.  No allowance for loan losses carried over in the business combination.

Total deposits at March 31, 2021 were $2.14 billion, an increase of $1.20 billion from December 31, 2020, of which $1.03 billion were assumed in the Bay Banks Merger as of the effective date.  The remaining increase in the first quarter of 2021 was primarily attributable to funds retained from PPP customers and additional customer deposits from economic stimulus funds granted by the federal government’s response to the COVID-19 pandemic.  The Company’s expanding relationship with fintech partners has also resulted in deposit growth, as previously noted.

As previously noted, the majority of PPP loans were funded through the PPPLF, resulting in an increase in Federal Reserve Bank (FRB) advances.

Income Statement

Net Interest Income

Net interest income was $20.0 million for the first quarter of 2021 compared to $14.0 million for the fourth quarter of 2020 and $8.0 million for the first quarter of 2020. Net interest income in the first quarter of 2021 included net interest income added by the Bay Banks Merger from the effective date of the merger, January 31, 2021.  Included in interest income for the first quarter of 2021 were approximately $3.3 million and $1.2 million in PPP fees and interest income, respectively, whereas in the fourth quarter of 2020, PPP processing fees and interest income were $3.1 million and $887 thousand, respectively. Funding costs for PPP loans under the PPPLF resulted in approximately $303 thousand and $283 thousand for the first quarter of 2021 and fourth quarter of 2020, respectively, of interest expense.   Excluding net interest income from PPP loans, net interest income increased $5.5 million for the first quarter of 2021 compared to the fourth quarter of 2020. Additionally, the Company recognized Main Street Lending Program fee revenue of approximately $1.5 million in the fourth quarter of 2020, while there was none in the first quarter of 2021.

Net interest margin for the first quarter of 2021 was 3.43% compared to 3.88% for the fourth quarter of 2020 and 3.71% for the first quarter of 2020.  PPP loans, including the corresponding funding, had an approximately 5 basis point and 15 basis point positive effect on the Company’s net interest margin in the first quarter of 2021 and the fourth quarter of 2020, respectively.  Additionally, accretion and amortization of purchase accounting adjustments related to the Bay Banks Merger accounted for $996 thousand of net interest income and 17 basis points of net interest margin in the first quarter of 2021.  The Company continues to experience a decline in net interest margin as higher priced loans mature, partially offset by the re-pricing of higher priced term deposits.  Cost of deposits were 0.36% for the first quarter of 2021 compared to 0.56% for the fourth quarter of 2020 and 0.95% for the first quarter of 2020.

Noninterest Income

Noninterest income for the first quarter of 2021 was $15.8 million compared to $17.4 million for the fourth quarter of 2020 and $4.8 million for the first quarter of 2020.  Mortgage banking income was the main driver of noninterest income and represented 80.2% and 93.7% of other income for the first quarter of 2021 and the fourth quarter of 2020, respectively. The Company recognized $1.1 million in gains on the sale of government guaranteed loans in the first quarter of 2021, an increase of $973 thousand from the fourth quarter of 2020, as the Company added this business line in the latter part of 2020.  The Company expects this business line to be a more significant contributor of noninterest income in 2021.

Noninterest Expenses

Noninterest expenses for the first quarter of 2021 were $30.5 million compared to $22.3 million for the fourth quarter of 2020 and $11.2 million for the first quarter of 2020. Merger-related expenses for the first quarter of 2021 and the fourth and first quarters of 2020 were $9.0 million, $662 thousand, and $269 thousand, respectively.  Excluding merger-related expenses, noninterest expenses declined slightly ($157 thousand) from the fourth quarter of 2020 to the first quarter of 2021.  Salaries and employee benefits declined $1.3 million from the fourth quarter of 2020 to the first quarter of 2021.  This decline was primarily due to lower salaries and employee benefits in the Company’s mortgage operations in the first quarter of 2021 and greater bonus expenses recorded in the fourth quarter of 2020, partially offset by the costs of employees added with the Bay Banks Merger and other employee additions to primarily support the various noninterest business lines.  The decline in salaries and employee benefits was partially offset by increases in other noninterest expense categories due to the Bay Banks Merger.

Mortgage Division

The Company’s mortgage operations, which consists of its retail division operating as Monarch Mortgage and its wholesale division operating as LenderSelect Mortgage Group, recorded net income of $2.3 million for the first quarter of 2021 compared to $2.4 million for the fourth quarter of 2020. The primary driver of these earnings for the mortgage division was continued high volumes, largely due to the low rate environment, expansion of the retail business line, including the addition of Bay Banks’ retail mortgage business, and the retention of mortgage servicing rights (“MSRs”). Mortgage volume for the first quarter of 2021 was $361.4 million compared to $439.8 million for the fourth quarter of 2020. Income related to MSRs decreased to $3.4 million for the first quarter of 2021 from $3.8 million for the fourth quarter of 2020.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due, totaled $5.3 million at March 31, 2021, a decrease of $1.3 million from December 31, 2020.  The ratio of nonperforming loans to total assets was 0.17% as of March 31, 2021 compared to 0.44% as of December 31, 2020.  The Company’s allowance for loan losses was $13.4 million at March 31, 2021, or 0.58% as a percentage of gross loans held for investment, including PPP loans, compared to 1.35% at December 31, 2020.  The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government.  The ratio of allowance for loan losses to loans held for investment excluding PPP loans from the denominator was 0.79% and 1.89% as of March 31, 2021 and December 31, 2020, respectively.  The decrease in the allowance for loan losses as a percentage of gross loans held for investment since December 31, 2020 was primarily attributable to the Bay Banks Merger, as no allowance for loan losses carried over in the merger.  The remaining purchase accounting adjustment (discount) related to loans acquired in the Bay Banks Merger and the Virginia Community Bankshares, Inc. and River Bancorp, Inc. mergers was $18.7 million as of March 31, 2021 compared to $1.2 million as of December 31, 2020.  The Company recorded no provision for loan losses in the first quarter of 2021 compared to a provision of $2.4 million in the fourth quarter of 2020.  In 2020, the Company increased its allowance for loan losses in response to potential credit losses as a result of the COVID-19 pandemic.

Capital

The Company continually monitors its capital position and remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend.  The Company may, depending on conditions, find it necessary to suspend common stock dividends.  Tangible book value per share, a non-GAAP (defined below) measure, was $11.02 and $10.03 as of March 31, 2021 and December 31, 2020, respectively.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry.  However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses.  These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning.  The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s  collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the businesses of the Company and Bay Banks may not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected; (xvi) customer and employee relationships and business operations may be disrupted by the Bay Banks Merger; (xvii) the effects of the Bay Banks Merger and other acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xviii) changes in the level of the Company’s nonperforming assets and charge-offs; (xix) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xx) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxi) the Company’s ability to pay dividends; (xxii) the Company’s involvement as a participating lender in the PPP as administered through the SBA, (xxiii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(dollars in thousands except share data)	(unaudited) March 31, 2021	December 31, 2020 (2)
Assets
Cash and due from banks	$273,540	$117,945
Federal funds sold	5,238	775
Certificates of deposit	1,018	—
Securities available for sale, at fair value	279,941	109,475
Restricted equity investments, at cost	13,614	11,173
Loans held for sale	122,453	148,209
Paycheck Protection Program loans, net of deferred fees and costs	597,626	288,533
Loans held for investment, net of deferred fees and costs	1,706,916	732,883
Less allowance for loan losses	(13,402)	(13,827)
Loans held for investment, net	1,693,514	719,056
Accrued interest receivable	10,507	5,428
Other real estate owned	594	—
Premises and equipment, net	29,677	14,831
Bank owned life insurance	36,164	15,724
Goodwill	27,098	19,892
Other intangible assets	9,440	2,922
Right-of-use asset	6,805	5,328
Mortgage derivative asset	5,949	5,293
Mortgage servicing rights	11,442	7,084
Mortgage brokerage receivable	2,546	8,516
Interest rate swap asset	7,248	1,716
Other assets	32,960	16,358
Total assets	$3,167,374	$1,498,258
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$617,102	$333,051
Interest-bearing demand and money market deposits	751,390	282,263
Savings	159,455	78,352
Time deposits	612,171	251,443
Total deposits	2,140,118	945,109
Securities sold under repurchase agreements	1,198	—
FHLB borrowings	183,122	115,000
FRB borrowings	509,667	281,650
Subordinated notes, net	54,588	24,506
Lease liability	7,990	5,506
Interest rate swap liability	1,593	2,735
Other liabilities	29,364	15,552
Total liabilities	2,927,640	1,390,058
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 37,500,000 shares authorized; 18,621,531 and 8,577,932 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (1)	192,974	66,771
Additional paid-in capital	252	252
Retained earnings	42,239	40,688
Accumulated other comprehensive income	4,035	264
	239,500	107,975
Noncontrolling interest	234	225
Total stockholders’ equity	239,734	108,200
Total liabilities and stockholders’ equity	$3,167,374	$1,498,258

(1) Common stock as of the periods presented is reflective of the previously announced 3-for-2 stock split effective April 30, 2021.
(2) Derived from audited December 31, 2020 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(dollars in thousands expect share data)	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Interest and fees on loans	$21,363	$15,793	$9,544
Interest on taxable securities	1,130	605	829
Interest on nontaxable securities	52	28	48
Interest on deposit accounts and federal funds sold	31	—	2
Total interest income	22,576	16,426	10,423
Interest expense:
Interest on deposits	1,540	1,357	1,725
Interest on subordinated notes	630	411	177
Interest on FHLB and FRB borrowings	389	644	498
Total interest expense	2,559	2,412	2,400
Net interest income	20,017	14,014	8,023
Provision for loan losses	—	2,375	575
Net interest income after provision for loan losses	20,017	11,639	7,448
Noninterest income:
Service charges on deposit accounts	327	236	272
Residential mortgage banking income, net	9,301	12,491	3,861
Mortgage servicing rights	3,371	3,843	—
Gain on sale of guaranteed USDA loans	1,074	101	20
Wealth and trust management	602	—	—
Increase in cash surrender value of bank owned life insurance	164	112	93
Payroll processing	270	238	303
Bank and purchase card, net	300	229	129
Other	400	186	162
Total noninterest income	15,809	17,436	4,840
Noninterest expense:
Salaries and employee benefits	14,009	15,277	7,160
Occupancy and equipment	1,357	898	856
Data processing	845	666	382
Legal, issuer, and regulatory filing	576	254	194
Advertising and marketing	290	258	224
Communications	368	185	135
Audit and accounting fees	189	125	43
FDIC insurance	343	181	150
Intangible amortization	400	217	143
Other contractual services	853	474	175
Other taxes and assessments	348	265	224
Merger-related	9,019	662	269
Other	1,915	2,850	1,225
Total noninterest expense	30,512	22,312	11,180
Income before income tax	5,314	6,763	1,108
Income tax expense	1,077	1,182	267
Net income	$4,237	$5,581	$841
Net income attributable to noncontrolling interest	(9)	—	(9)
Net income attributable to Blue Ridge Bankshares, Inc.	$4,228	$5,581	$832
Net income available to common stockholders	$4,228	$5,581	$832
Basic and diluted earnings per common share (EPS) (1)	$0.28	$0.65	$0.10

(1) EPS has been adjusted for all periods presented to reflect the previously announced 3-for-2 stock split effective April 30, 2021.

Blue Ridge Bankshares, Inc.
Five Quarter Summary of Selected Financial Data (unaudited)
	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands, except per share data)	2021	2020	2020	2020	2020
Income Statement Data:
Interest income	$22,576	$16,426	$14,444	$13,167	$10,423
Interest expense	2,559	2,412	2,615	2,522	2,400
Net interest income	20,017	14,014	11,829	10,645	8,023
Provision for loan losses	—	2,375	4,000	3,500	575
Net interest income after provision for loan losses	20,017	11,639	7,829	7,145	7,448
Noninterest income	15,809	17,436	17,611	16,353	4,840
Noninterest expenses	30,512	22,312	18,674	15,636	11,180
Income before income taxes	5,314	6,763	6,766	7,862	1,108
Income tax expense	1,077	1,182	1,707	1,644	267
Net income	4,237	5,581	5,059	6,218	841
Net (income) loss attributable to noncontrolling interest	(9)	—	4	4	(9)
Net income attributable to Blue Ridge Bankshares, Inc.	$4,228	$5,581	$5,063	$6,222	$832
Per Common Share Data:
Earnings per share - basic (2)	$0.28	$0.65	$0.59	$0.73	$0.10
Earnings per share - diluted (2)	0.28	0.65	0.59	0.73	0.10
Dividends declared - pre-stock split basis	0.2925	—	0.1425	0.1425	0.1425
Book value per common share (2)	12.88	12.61	11.65	11.22	10.63
Tangible book value per common share (2) - Non-GAAP	11.02	10.03	9.05	8.56	7.96
Balance Sheet Data:
Assets	$3,167,374	$1,498,258	$1,523,299	$1,585,798	$1,027,605
Loans held for investment (including PPP loans)	2,304,542	1,021,416	1,072,377	1,053,037	682,929
Allowance for loan losses	13,402	13,827	12,123	8,206	4,897
Purchase accounting adjustments (discounts) on acquired loans	18,691	1,248	1,372	1,519	1,799
Loans held for sale	122,453	148,209	159,925	96,224	78,025
Securities	293,555	120,648	123,329	114,003	120,254
Deposits	2,140,118	945,109	915,266	965,857	769,160
Subordinated notes, net	54,588	24,506	24,489	24,472	9,809
FHLB and FRB advances	692,789	396,650	459,611	478,412	140,900
Total stockholders' equity	239,734	108,200	99,930	95,159	90,274
Average common shares outstanding - basic (2)	15,137	8,579	8,579	8,489	8,496
Average common shares outstanding - diluted (2)	15,154	8,579	8,579	8,489	8,496
Financial Ratios:
Return on average assets (1)	0.68%	1.48%	1.30%	1.90%	0.34%
Operating return on average assets (1) - Non-GAAP	1.84%	1.62%	1.56%	1.95%	0.42%
Return on average equity (1)	8.69%	21.45%	20.75%	26.83%	3.68%
Operating return on average equity (1) - Non-GAAP	23.29%	23.46%	24.84%	27.43%	4.62%
Total loan to deposit ratio	113.4%	123.8%	134.6%	119.0%	98.9%
Held for investment loan to deposit ratio	107.7%	108.1%	117.2%	109.0%	88.8%
Net interest margin (1)	3.43%	3.88%	3.26%	3.19%	3.71%
Cost of deposits (1)	0.36%	0.56%	0.64%	0.65%	0.95%
Efficiency ratio	85.2%	70.9%	63.4%	57.9%	86.9%
Operating efficiency ratio - Non-GAAP	60.0%	68.8%	59.1%	57.3%	84.8%
Merger-related expenses (MRE)	9,019	662	1,264	177	269
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	7.9%	6.9%	6.3%	7.1%	9.2%
Allowance for loan losses to loans held for investment, including PPP loans	0.58%	1.35%	1.13%	0.78%	0.72%
Nonperforming loans to total assets	0.17%	0.44%	0.30%	0.39%	0.50%
Nonperforming assets to total assets	0.19%	0.44%	0.30%	0.39%	0.50%
Net charge-offs to total loans held for investment, including PPP loans	0.02%	0.07%	0.01%	0.02%	0.04%
Net charge-offs to average loans held for investment, including PPP loans (Annualized)	0.09%	0.26%	0.03%	0.09%	0.15%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$239,734	$108,200	$99,930	$95,159	$90,274
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(34,556)	(22,200)	(22,279)	(22,556)	(22,708)
Tangible common equity (Non-GAAP)	$205,178	$86,000	$77,651	$72,603	$67,566
Total shares outstanding (2)	18,618	8,579	8,579	8,481	8,492
Book value per share	$12.88	$12.61	$11.65	$11.22	$10.63
Tangible book value per share (Non-GAAP)	11.02	10.03	9.05	8.56	7.96

Tangible stockholders' equity to tangible total assets
Total assets	$3,167,374	$1,498,258	$1,523,299	$1,585,798	$1,027,605
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(34,556)	(22,200)	(22,279)	(22,556)	(22,708)
Tangible total assets (Non-GAAP)	$3,201,930	$1,520,458	$1,545,578	$1,608,354	$1,050,313
Tangible common equity (Non-GAAP)	$205,178	$86,000	$77,651	$72,603	$67,566
Tangible stockholders' equity to tangible total assets (Non-GAAP)	6.4%	5.7%	5.0%	4.5%	6.4%

Operating return on average assets (annualized)
Net income	$4,237	$5,581	$5,059	$6,218	$841
Add: MRE, after-tax basis (ATB) (4)	7,125	523	999	140	213
Operating net income (Non-GAAP)	$11,362	$6,104	$6,058	$6,358	$1,054
Average assets	$2,475,912	$1,510,779	$1,554,549	$1,306,702	$994,208
Operating return on average assets (annualized) (Non-GAAP)	1.84%	1.62%	1.56%	1.95%	0.42%

Operating return on average equity (annualized)
Net income	$4,237	$5,581	$5,059	$6,218	$841
Add: MRE, ATB (4)	7,125	523	999	140	213
Operating net income (Non-GAAP)	$11,362	$6,104	$6,058	$6,358	$1,054
Average stockholders' equity	$195,103	$104,065	$97,545	$92,717	$91,306
Operating return on average equity (annualized) (Non-GAAP)	23.29%	23.46%	24.84%	27.43%	4.62%

Operating efficiency ratio
Total noninterest expense	$30,512	$22,312	$18,674	$15,636	$11,180
Less: MRE	9,019	662	1,264	177	269
Noninterest expense excluding MRE (Non-GAAP)	$21,493	$21,650	$17,410	$15,459	$10,911
Net interest income	20,017	14,014	11,829	10,645	8,023
Noninterest income	15,809	17,436	17,611	16,353	4,840
Operating efficiency ratio (Non-GAAP)	60.0%	68.8%	59.1%	57.3%	84.8%

(1) Annualized.
(2) Shares outstanding as of and for the periods stated are reflective of the previously announced 3-for-2 stock split effective April 30, 2021.
(3) Excludes mortgage servicing rights.
(4) Assumes an income tax rate of 21% and full deductibility.